Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

XM Satellite Radio Holdings Inc.:

We consent to the inclusion in the Registration Statement (Form S-1/A) of XM Satellite Radio Holdings Inc. our report dated March 13, 2009, with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries (Successor) as of December 31, 2008 and of XM Satellite Radio Holdings Inc. and subsidiaries (Predecessor) as of December 31, 2007, and the related consolidated statements of operations, stockholder’s deficit and comprehensive loss, and cash flows for the period from August 1, 2008 to December 31, 2008 (Successor period) and from January 1, 2008 to July 31, 2008, and for each of the years in the two-year period ended December 31, 2007 (Predecessor periods), and the related consolidated financial statement schedule, and to the reference to our firm under the heading “Experts” in the Registration Statement.

The audit report dated March 13, 2009 refers to the acquisition of XM Satellite Radio Holdings Inc., effective July 28, 2008, by Vernon Merger Corporation, a wholly owned subsidiary of Sirius XM Radio Inc.

/s/ KPMG LLP

McLean, VA

April 3, 2009